Exhibit 99.2

             Proxy Statement for Special Meeting of Stockholders of
                         Guaranty Federal Savings Bank

                          GUARANTY FEDERAL SAVINGS BANK
                               1341 W. Battlefield
                           Springfield, Missouri 65807
                                 (417) 889-2494

--------------------------------------------------------------------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

         Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Guaranty Federal Savings Bank (the "Bank") will be held at the office of the Bank, located at 1341 W. Battlefield, Springfield, Missouri on Friday, December 19, 1997 at 2:30 p.m., Missouri Time. Business to be taken up at said special meeting shall be to consider and vote upon:

         (1) The approval of the Plan of Conversion of the Guaranty Federal Bancshares, M.H.C. (the "Mutual Holding Company") and Agreement and Plan of Reorganization between the Mutual Holding Company and the Bank (the "Plan"), pursuant to which the Bank organized the Stock Holding Company (the "Company") and, upon consummation of the following transactions, will become a wholly owned subsidiary of the Company: (i) the Mutual Holding Company, which currently owns approximately 68.9% of the outstanding shares of common stock, par value $1.00 per share, of the Bank ("Bank Common Stock"), will convert to an interim federal stock savings bank and simultaneously will merge into the Bank, with the Bank being the surviving entity; (ii) the Bank will then merge with a second interim institution ("Interim") to be formed as a wholly owned subsidiary of the Company, with the Bank being the surviving entity; (iii) the outstanding shares of Bank Common Stock (other than those held by the Mutual Holding Company, which will be canceled) will be converted into shares of the Company's Common Stock, par value of $.10 per share ("Company Common Stock") pursuant to a ratio that ensures that Bank stockholders (other than the Mutual Holding Company) will own the same aggregate percentage of Company Common Stock as they currently own of the Bank Common Stock, subject to an adjustment to reflect the market value of assets held by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional shares and any shares of Company Common Stock purchased by the Bank's stockholders or issued to an employee stock ownership plan thereafter); (iv) the Bank's Federal Stock Charter ("Charter") will be amended to delete certain ownership restrictions prior to the consummation of the Plan and, upon consummation of the Plan, to conform to the model charter for federal stock associations, as prescribed by the Office of Thrift Supervision, and to establish a liquidation account; and (v) the shares of Company Common Stock will be offered and sold in stock offerings; and

         (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting. As of the date of mailing of this Notice, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

         Stockholders of the Bank, at the close of business on November 12, 1997, are entitled to notice of and to vote at the Special Meeting.


                                                     /s/E. Lorene Thomas
November 21, 1997                                    E. Lorene Thomas
Springfield, Missouri                                Secretary


                       ---------------------------------

         Your vote is very important. The Prospectus provides a more detailed description of the proposed transaction and is incorporated by reference hereto. If you have any questions, call our stock center at (417) 881-0628.

         Your Board of Directors unanimously recommends that you vote for approval of the Plan by completing the enclosed proxy card and promptly returning it in the enclosed postage-paid envelope as soon as possible. Your vote is very important. Any proxy given by a stockholder may be revoked by filing with the secretary of the Bank a written revocation or a duly executed proxy bearing a later date. Any stockholder present at the meeting may revoke his or her proxy and vote in person on each matter brought before the Special Meeting.

                          Guaranty Federal Savings Bank
                               1341 W. Battlefield
                           Springfield, Missouri 65807
                                 (417) 889-2494

                                PROXY STATEMENT

                                                               November 21, 1997

         YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK, FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 19, 1997, AND AT ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.

         VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE CONVERSION STOCK. SHARES OF CONVERSION STOCK ARE BEING OFFERED ONLY BY THE PROSPECTUS.

         THIS PROXY STATEMENT IS A SUMMARY OF INFORMATION ABOUT THE PARTIES AND THE PROPOSED CONVERSION AND REORGANIZATION. A MORE DETAILED DESCRIPTION OF THE MUTUAL HOLDING COMPANY, THE BANK AND THE COMPANY (COLLECTIVELY, THE "PRIMARY PARTIES"), AND THE CONVERSION AND REORGANIZATION IS INCLUDED IN THE PROSPECTUS WHICH IS INCORPORATED BY REFERENCE HEREIN.


                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

         Only stockholders of record at the close of business on November 12, 1997 (the "Voting Record Date") are entitled to notice of and to vote at the Special Meeting. Pursuant to Office of Thrift Supervision ("OTS") regulations, consummation of the Conversion and Reorganization are conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of at least two-thirds of the total number of votes eligible to be cast by the stockholders of the Bank, and a majority of the votes cast at the Special Meeting by the stockholders of the Bank other than the Mutual Holding Company (the "Public Stockholders"), as of the close of business on the Voting Record Date, and (2) the approval of at least majority of the votes entitled to be cast by the members of the Mutual Holding Company as of the voting record date for the special meeting of members called for the purpose of considering the Plan. The Mutual Holding Company intends to vote its shares of the Bank Common Stock, which amounted to 68.9% of the outstanding shares, in favor of the Plan at the Special Meeting.

         This Proxy Statement, including the Prospectus dated November 12, 1997, which is incorporated by reference, and related materials are first being mailed to stockholders of the Bank on or about November 21, 1997.

         THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY URGES YOU TO VOTE FOR THE PLAN AND TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU DO NOT INTEND TO PURCHASE COMMON STOCK. THIS WILL ENSURE THAT YOUR VOTE WILL BE COUNTED.

         THE OTS HAS APPROVED THE PLAN SUBJECT TO THE APPROVAL OF THE STOCKHOLDERS OF THE BANK AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

                                     PROXIES

         The Board of Directors of the Bank is soliciting the proxy which accompanies this Proxy Statement for use at the Special Meeting. Stockholders may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted in favor of the Plan as described herein. If any other matters are properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any member giving a proxy will have the right to revoke his proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Bank, provided that such notice or proxy is received by the Secretary prior to the Special Meeting or any adjournment thereof, or by attending the Special Meeting and voting in person. If there are not sufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

         Proxies may be solicited by officers, directors or other employees of the Mutual Holding Company in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Mutual Holding Company for their expenses incurred in connection with such solicitation. Friedman, Billings, Ramsey & Co., Inc. ("FBR") will assist in the solicitation of proxies. FBR will receive a $150,000 management fee plus out-of-pocket expenses for its management and proxy solicitation services in connection with the Conversion and Reorganization.

         The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.

         The approval of the Plan will require the affirmative vote of at least two-thirds of the total votes eligible to be cast by all stockholders of the Bank, including the Mutual Holding Company, and the affirmative vote of at least a majority of the total votes cast by the Public Stockholders.

               VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF

         On the Voting Record Date, there were 3,126,249 shares of the Bank Common Stock outstanding, and the Bank had no other class of equity securities outstanding. Each share of the Bank Common Stock outstanding on the Voting Record Date is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting.

         A majority of the outstanding shares of Bank Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy and any shares held by brokers in street name for customers which are not voted in the absence of instructions from the customers ("broker non-votes") will be counted as present for determining if a quorum is present. Because the Plan must be approved by the vote of at least two-thirds of the outstanding Bank Common Stock, abstentions and broker non-votes will have the same effect as a vote against such proposal.

Beneficial Ownership of Bank Common Stock

         The following table includes, as of June 30, 1997, certain information as to Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank and (iii) all directors and executive officers of the Bank as a group. For the anticipated ownership of the Common Stock by directors and executive officers of the Company and the Bank upon consummation of the Conversion and Reorganization, see "- Proposed Subscriptions by Directors and Executive Officers."

                                                                     Amount and Nature of                Percent of
               Name of Beneficial Owner or                        Beneficial Ownership as of            Bank Common
                Number of Persons in Group                           June 30, 1997 (1)(2)                  Stock
                --------------------------                           --------------------                  -----

Guaranty Federal Bancshares, M.H.C.                                        2,152,635 (3)                   68.9%
Jack L. Barham                                                                 6,935 (5)                    0.2
James E. Haseltine                                                         22,843 (4)(5)                    0.7
Wayne V. Barnes                                                               21,945 (5)                    0.7
George L. Hall                                                                 3,445 (5)                    0.1
Ivy L. Rogers                                                                  3,945 (5)                    0.1
Gary Lipscomb                                                                 14,445 (5)                    0.5
All directors and executive officers as a group
(14 persons)                                                                  97,306 (6)                    3.1
All directors and executive officers as a group
(14 persons) plus Guaranty Federal Bancshares,
M.H.C.                                                                     2,249,941 (6)                   71.8


------------------
(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Bank Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares which are subject to stock options which are exercisable within 60 days of June 30, 1997, are deemed to be outstanding for the purpose of computing the percentages of common stock beneficially owned by the respective individuals and group.
(2) Includes shares of Bank Common Stock which have been awarded to the individual under the 1994 RRP which are subject to forfeiture.
(3) Guaranty Federal Bancshares, M.H.C. is the mutual holding company of the Bank. The shares of Bank Common Stock held by the MHC are to be canceled in connection with the Conversion and Reorganization.
(4) Includes 1,912 shares that Mr. Haseltine has the right to acquire within 60 days through the exercise of options.

(5) Includes all shares granted to the individual under the RRP regardless of whether such shares have vested for that individual as a grant recipient is entitled to vote shares granted to that recipient. Excludes shares of Common Stock held by the RRP that have not been granted to the individual who serves as a trustee of the RRP. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. The trustees vote all shares granted but not voted in the same proportion as unvested shares that have been awarded and voted by grant recipients.
(6) Includes in the case of all directors and executive officers of the Bank as a group, options to purchase 8,814 shares that are exercisable within 60 days. Also includes, in the case of all directors and executive officers of the Bank as a group, shares held in the 1994 RRP which may be voted by the officer or director pending distribution to that officer or director.

                    INCORPORATION OF INFORMATION BY REFERENCE

         The Prospectus of the Company which accompanies this Proxy Statement is incorporated herein by reference in its entirety. The Prospectus sets forth a description of the Conversion and Reorganization and the related offering of Company Common Stock under the section "The Conversion and Reorganization." Such section also describes the effects of the Conversion and Reorganization on the stockholders of the Bank, including the tax consequences thereof.

         Information   regarding  the  Primary  Parties  is  set  forth  in  the
Prospectus under the captions "Summary - The Companies -- Guaranty Federal Bancshares, Inc., "-- Guaranty Federal Bancshares, M.H.C., " -- Guaranty Federal Savings Bank" as well as under " Guaranty Federal Bancshares, Inc.," "The Bank" and "Guaranty Federal Bancshares, M.H.C." The Prospectus also describes the business and financial condition of the Bank under the captions "Business of the Bank," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Recent Developments". The Capital Stock of the Company is described in the Prospectus in "Description of Capital Stock of the Company." In addition, the historical, consolidated financial statements of the Bank are included in the Prospectus. Information regarding the use of proceeds from the sale of Company Common Stock in connection with the Conversion and Reorganization, the historical capitalization and the pro forma capitalization of the Bank, other pro forma data, as well as information pertaining to regulation, employees and legal proceedings are set forth in the Prospectus under the captions "Use of Proceeds," "Capitalization," "Historical and Pro Forma Capital Compliance," "Pro Forma Data," "Regulation," "Business of the Bank
- Employees" and "- Legal Proceedings," respectively. The Pro Forma Data shows the effects of the Conversion and Reorganization on the Bank's total stockholders' equity and net income, on both an aggregate and per share basis, based upon the assumptions set forth therein. The consents of certain experts are discussed in the Prospectus in "Legal Opinions," "Tax Opinions" and "Experts."

         The Prospectus also sets forth a description of the current management of the Mutual Holding Company and the Bank, as well as the management of the Company after the Conversion and Reorganization, including current compensation and benefits as well as proposed future stock benefit plans. See "Management of the Company" and "Management of the Bank" in the Prospectus.

                            PROPOSAL TO APPROVE PLAN

                        THE CONVERSION AND REORGANIZATION

         The Boards of Directors of the Mutual Holding Company, the Bank and the Company have approved the Plan, as has the OTS, subject to approval by the members of the Mutual Holding Company and the stockholders of the Bank entitled to vote on the matter, and subject to the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

General

         The Boards of Directors of the Mutual Holding Company and the Bank adopted the Plan as of May 20, 1997, which was subsequently amended. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Public Stockholders of the Bank. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on December 19, 1997.

         The following is a brief summary of pertinent aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit 1. The Plan also is filed as an exhibit to the Registration Statement of which the Prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission ("SEC"). See "Additional Information" in the Prospectus.

Purposes of the Conversion and Reorganization

         The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Company will be structured in the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by regulation, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors. If the Bank had undertaken a full conversion to public ownership in 1995, a much greater amount of Bank Common Stock would have been offered, resulting in more stock offering proceeds than management believes could have been effectively deployed at the time.

         Through the Conversion and Reorganization, the Company and the Bank will complete the transition to full public ownership. The stock holding company form of organization will provide the Company with the ability to diversify the Company's and the Bank's business activities through acquisition of, or mergers with, both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understanding or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

         The Conversion and Reorganization also will be important to the future growth and performance of the organization by providing a larger capital base to support the operations of the Bank and the Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. The Conversion and Reorganization will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel. Although the Bank currently has the ability to raise additional capital through the sale of additional shares of Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company hold a majority of the outstanding shares of Bank Common Stock.

         The Conversion and Reorganization also will result in an increase in the number of outstanding shares of Common Stock following the Conversion and Reorganization, as compared to the number of outstanding shares of Public Bank Shares prior to the Conversion and Reorganization, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "Market for Common Stock" in the Prospectus. The Company will, where practical, use its best efforts to encourage and assist FBR in establishing and maintaining a market for the Common Stock.

         An additional benefit of the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Bank for federal income tax purposes. When the Bank in its mutual form transferred substantially all of its assets and liabilities to the stock Bank in connection with the original mutual holding company reorganization completed on April 7, 1995 (the "MHC Reorganization"), its accumulated earnings and profits tax attribute was not able to be transferred to the stock Bank. Accordingly, this tax attribute was retained by the Bank in its mutual form when it converted its charter to that of a mutual holding company, even though the underlying retained earnings were transferred to the Bank. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company in the MHC Reorganization with the retained earnings of the Bank by merging the Mutual Holding Company with and into the Bank in a tax-free reorganization. This transaction will increase the Bank's ability to pay dividends to the Company in the future. At the same time, the issues regarding a mutual holding company's ability to waive dividends and the effect of any waiver that may occur will be removed as a result of the elimination of the mutual holding company structure. See "Dividend Policy" in the Prospectus.

         In light of the foregoing, the Boards of Directors of the Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective stockholders and members.

Description of the Conversion and Reorganization

         On May 20, 1997, the Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan, which was subsequently amended, and in September 1997 the Bank incorporated the Company under Delaware law as a first-tier wholly owned subsidiary of the Bank. Pursuant to the Plan, (i) the Mutual Holding Company will convert to an interim Federal stock savings bank and simultaneously will merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the shares of Bank Common Stock held by the Mutual Holding Company will be canceled, and (ii) Interim will then merge with and into the Bank, as described above, with the Bank being the surviving entity. As a result of the merger of Interim with and into the Bank, the Bank will become a wholly owned subsidiary of the Company and the Public Bank Shares will be converted into the Shares of Company Common Stock pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, adjusted downward to recognize the contribution of the assets of the Mutual Holding Company, (before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or the ESOP thereafter). As a result of such adjustment, Public Stockholders will experience dilution from 31.12% to 29.85% of ownership.

         Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS,
(2) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Special Meeting, and (3) holders of at least two-thirds of the shares of the outstanding Bank Common Stock, including shares held by the Mutual Holding Company and the Public Stockholders. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

         None of the assets of the Company will be distributed in order to effect the Conversion and Reorganization other than to pay expenses incident thereto.

Effects of the Conversion and Reorganization

         General. Prior to the Conversion and Reorganization, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

         Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

         Upon consummation of the Conversion and Reorganization, permanent non-withdrawable capital stock will be created to represent the ownership of the net worth of the Company. The Company Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

         Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of the Bank at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Bank after the Conversion and Reorganization. The directors and executive officers of the Company consist of individuals currently serving as directors and officers of the Mutual Holding Company and the Bank, and they generally will retain their positions in the Company after the Conversion and Reorganization.

         Effect on Public Bank Shares. Upon consummation of the Conversion and Reorganization, the Public Bank Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Bank Shares, Company Common Stock will be issued in exchange for such shares.

         Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Bank, a federally chartered savings bank, will become stockholders of the Company, a Delaware-chartered corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights" below.

         Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will continue to be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effects on Loans. No loan outstanding from the Bank will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

         Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion and Reorganization, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of the Common Stock. Depositors of and borrowers from the Bank will not have voting rights in the Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Company.

         Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Missouri income taxation which indicate that the adoption and implementation of the Plan set forth herein will not be taxable for federal or Missouri income tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members (as defined below under "- The Offerings"), except as discussed under "The Conversion and Reorganization - Tax Aspects" in the Prospectus. See also "- Purposes of the Conversion and Reorganization" above.

         Effect on Liquidation Rights. If the Mutual Holding Company were to be liquidated, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based  upon  the  deposit  balances  in  their  deposit  accounts  at  the  Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the Conversion and Reorganization, all claims of creditors (including those of depositors, to the extent of the deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

         Effect on Existing Compensation Plans. Under the Plan, the Bank's 1994 Stock Option Plan and the 1994 Recognition and Retention Plan ("RRP") will become benefit plans of the Company and shares of Company Common Stock will be issued (or reserved for issuance) pursuant to such benefit plans instead of shares of Bank Common Stock. As of June 30, 1997, 80.8% of the options available for grant under the 1994 Stock Option Plan had been granted, but options for 78,556 shares had not yet been exercised. As of June 30, 1997, 100% of the shares of Bank Common Stock purchased by the 1994 RRP had been initially allocated, but an additional 5,629 shares could be granted due to forfeitures, leaving 88.7% allocated. See "Management of the Bank - Executive Compensation - Stock Option Plan" and "Recognition and Retention Plan" in the Prospectus.

         The Exchange. As a result of the Conversion and Reorganization, each share of Bank Common Stock held by the Mutual Holding Company, which held 2,152,635 shares or 68.9% of the outstanding Bank Common Stock at June 30, 1997, will be canceled and the Public Bank Shares held by the Public Stockholders, which amounted to 972,365 shares or 31.1% of the outstanding Bank Common Stock at June 30, 1997, will be converted into shares of Company Common Stock pursuant to the Exchange Ratio. The Exchange Ratio ensures that after the Conversion and Reorganization, Public Stockholders will own the same aggregate percentage of Common Stock as they currently own of the Bank Common Stock, subject to an adjustment to reflect the market value of assets held by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional shares and any shares of Common Stock purchased by the Bank's stockholders in the Offerings or issued to the ESOP thereafter).

         The Offerings. In connection with the Conversion and Reorganization, the Company is offering up to 3,795,000 shares of Conversion Stock based upon the $10.00 purchase price per share at the maximum of the Valuation Price Range of Conversion Stock in the Offerings. See "Pro Forma Data" in the Prospectus. Conversion Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 1995 ("Eligible Account Holders");
(ii) the ESOP; (iii) depositors of the Bank with account balances of $50.00 or more as of the close of business on September 30, 1997 ("Supplemental Eligible Account Holders"); and (iv) depositors of the Bank as of the close of business on November 7, 1997 (other than Eligible Account Holders and Supplemental Eligible Account Holders) and borrowers of the Bank as of the close of business on April 7, 1995, who continue to be borrowers as of the close of business on November 7, 1997 ("Other Members"). Pursuant to Office of Thrift Supervision ("OTS") regulations, subscription rights granted to the above persons are non-transferable. Persons violating such prohibition may lose their right to purchase stock in the Conversion and Reorganization and be subject to other possible sanctions. Subscription rights will expire if not exercised by 12:00 p.m., Missouri Time, on December 16, 1997 (the "Expiration Date"), unless extended.

         Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered first in the Public Stockholders Offering to certain Public Stockholders and second, if necessary, in the Community Offering to certain members of the general public to whom a copy of the Prospectus is delivered, with preference given in the Community Offering to natural persons residing in the Local Community (Greene County, Missouri). Pursuant to the Plan, the Bank has the authority to determine a person's place of residence. It is anticipated that shares not subscribed for in the Subscription, Public Stockholders and Community Offerings will be offered to certain members of the general public in a Syndicated Community Offering. The Primary Parties reserve the absolute right to reject or accept any orders in the Public Stockholders Offering, the Community Offering or the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or a soon as practicable following the Expiration Date.

         THE OFFERINGS HAVE COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE OFFERINGS, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE BANK, THE MUTUAL HOLDING COMPANY, AND THE COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMPANY COMMON STOCK. THE SUBSCRIPTION, PUBLIC STOCKHOLDERS AND COMMUNITY OFFERINGS EXPIRE AT 12:00 P.M, MISSOURI TIME ON DECEMBER 16, 1997, UNLESS EXTENDED BY THE PARTIES.

Effects of the Conversion and Reorganization on Public Stockholders

         The following are effects of the Conversion and Reorganization on Public Stockholders, assuming that at the minimum, midpoint, maximum and 15% above the maximum of the Total Valuation Range, one Public Bank Share will be exchanged for 1.2276, 1.4443, 1.6609 and 1.9101 shares of Company Common Stock. See "Pro Forma Data" in the Prospectus.

         Effect on Stockholders' Equity per Share of the Shares Exchanged. The Conversion will increase the stockholders' equity of Public Stockholders. At June 30, 1997, stockholders' equity per share was $8.80 for each share of the Bank Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data" in the Prospectus, assuming the sale of 3,300,000 shares of Company Common Stock at the midpoint of the Offering Range, at June 30, 1997, the pro forma stockholders' equity per share of Company Common Stock was $12.13, and the pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Public Bank Share was $17.52. The pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Public Bank Share was $16.18, $18.85 and $20.40 at the minimum, maximum, and adjusted maximum of the Total Valuation Range.

         Effect on Earnings per Share of the Shares Exchanged. The Conversion will also affect Public Stockholders' pro forma earnings per share. For the year ended June 30, 1997, the earnings per share were $0.37 for each share of the Bank Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data" in the Prospectus, assuming the sale of 3,300,000 shares of Company Common Stock at the midpoint of the Offering Range, the pro forma earnings per share of Company Common Stock was $0.45 for such period, and the pro forma earnings for the aggregate number of Exchange Shares to be received for each Public Bank Share was $0.65. For the year ended June 30, 1997, the pro forma earnings for the aggregate number of

Exchange Shares to be received for each Public Bank Share were $0.55, $0.75 and $0.86 at the minimum, maximum, and adjusted maximum of the Total Valuation Range.

         Effect on Dividends per Share of the Shares Exchanged. Although the Company expects to pay a dividend on the Company Common Stock, it is unlikely that the dividends that may be paid will be as high as the dividends that have been paid on the Public Bank Shares. The Bank declared cash dividends totalling $0.38 per share to Public Stockholders for the year ended June 30, 1997. The Company expects to pay an annual dividend of $0.30 per share on the Company Common Stock or an aggregate annual dividend of $0.37, $0.43, $0.50 and $0.57 on the Exchange Shares received for each Public Bank Share, at the minimum, midpoint, maximum, and adjusted maximum of the Total Valuation Range.

         Effect on the Market Value of the Shares Exchanged. The aggregate number of Exchange Shares to be received for each Public Bank Share will have a calculated estimated value of $12.28, $14.44, $16.61 and $19.10 at the minimum, midpoint, maximum and adjusted maximum of the Total Valuation Range based on the $10.00 Purchase Price of Conversion Stock. The closing price of a share of Public Bank Shares was $15.62 on May 20, 1997, the most recent day on which trading of the Bank Common Stock occurred preceding the Bank's announcement of the Conversion and Reorganization and $24.00 on November 12, 1997, the record date for this meeting.

         Stock Pricing and Number of Shares to be Issued in the Conversion and Reorganization. Federal regulations require the aggregate purchase price of the Conversion Stock to be consistent with RP Financial's pro forma appraisal of the Bank and the Mutual Holding Company, which was $47.04 million as of September 5, 1997. Because, upon effecting the Exchange, the holders of the Public Bank Shares will continue to hold approximately the same aggregate percentage ownership interest in the Company as they held in the Bank, adjusted downward pursuant to OTS policy requiring the Exchange Ratio to reflect the market value of assets held by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or issued to the ESOP thereafter), the Appraisal was multiplied by 70.15%, which is the Mutual Holding Company's percentage interest in the Bank as adjusted upward pursuant to OTS policy requiring the Exchange Ratio to reflect the market value of assets held by the Mutual Holding Company. The resulting amount ($33,000,000), is the midpoint of the dollar amount of Conversion Stock to be offered in the Offerings. In accordance with OTS regulations, the minimum and maximum of the Offering Range were set at 15% below and above the midpoint resulting in a range of 2,805,000 to 3,795,000 shares of Conversion Stock being offered. The full text of the appraisal report (including the abbreviated updated appraisal reflecting revisions to the Exchange Ratio methodology) of RP Financial describes the procedures followed, the assumptions made, limitations on the review undertaken, and matters considered, which included the trading market for the Bank Common Stock (see "Market for Common Stock") but was not dependent thereon. The Appraisal is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such Conversion Stock. The proposed Exchange Ratio was determined independently by the Boards of Directors of the Mutual Holding Company and the Bank based upon, among other things, the Offering Range and the current policy of the OTS regarding the waiver of dividends by mutual holding companies and the market value of assets held by mutual holding companies, and RP Financial expresses no opinion on the Exchange Ratio or the exchange of Public Bank Shares.

     All shares of Conversion Stock will be sold at $10.00 per share (the "Purchase Price"), which was established by the Boards of Directors of the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated Appraisal of the estimated pro forma market value of the Conversion Stock at the completion of the Offerings. The number of shares of Conversion Stock to be issued is expected to range from a minimum of 2,805,000 shares to a maximum of 3,795,000 shares. Subject to approval of the OTS, as supported by an updated appraisal, the Offering Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Primary Parties will correspondingly increase or decrease the number of shares of Conversion Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Offering Range (exclusive of a number of shares equal to up to an additional 8.0% of the Conversion Stock that may be issued to the ESOP out of authorized but unissued shares of Common Stock to the extent such shares are not purchased in the Offerings due to an oversubscription by Eligible Account Holders) or (ii) the Offerings are extended beyond 45 days after the end of the Subscription Offering. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 70.15% and 29.85%, respectively, of the Company's total outstanding shares. Nevertheless, Exchange Shares may represent less than 29.85% of the Company's total outstanding shares if there are insufficient shares for the ESOP to purchase 8.0% of the Conversion Stock and, consequently, the Company has to issue authorized but unissued shares to the ESOP in order to satisfy its order to purchase such amount of Conversion Stock in the Offerings. See "Pro Forma Data," "Risk Factors Possible Dilutive Effect of Issuance of Additional Shares" and "The Conversion and Reorganization Stock Pricing and Number of Shares to be Issued" in the Prospectus.

         Benefits of the Conversion and Reorganization to Directors, Officers and Employees. In connection with the Conversion and Reorganization, the Parties intend to adopt, subject to appropriate approvals, the 1998 Stock Option Plan and 1998 Restricted Stock Plan ("1998 RSP") for the benefit of directors and officers of the Bank and the Company. In the event Company stockholder approval is obtained no earlier than six months from the consummation of the Conversion and Reorganization, 10% and 4% of the Company Common Stock sold in the Offerings will be reserved and purchased under the 1998 Stock Option Plan and 1998 RSP, respectively. Furthermore, the ESOP of the Company intends to purchase up to 8% of the Company Common Stock sold in the Offerings for the benefit of the employees of the Company and its subsidiaries. As of June 30, 1997, 80.8% of the options available for grant under the 1994 Option Plan had been granted, and options for 78,556 shares are outstanding. As of June 30, 1997, 5,629 shares of Bank Common Stock purchased by the 1994 RRP are unallocated. For a more detailed discussion see "Management of the Company - Proposed Future Stock Benefit Plans" and "Management of the Bank - Certain Benefits" in the Prospectus.

                 AMENDMENTS TO THE BANK'S FEDERAL STOCK CHARTER

         As a part of the Conversion and Reorganization, the Bank seeks to amend its Federal Stock Charter ("Charter") to conform to the Model Charter for federal stock associations, as prescribed by the OTS, including the establishment of a liquidation account, as set forth below. Approval of the Plan by stockholders of the Bank at the Special Meeting also authorizes the proposed amendments to the Bank's Charter. A copy of the proposed Charter is included as an Exhibit to this Proxy Statement.

         Removal of Beneficial Ownership Limitation. The Bank's charter will be amended to remove certain anti-takeover provisions in the current Section 8 of the Charter which would be applicable until three years after the 1995 creation of the MHC Reorganization (i.e., until April 7, 1998). The provision being removed states that for a period of three years from the creation of the Mutual Holding Company (April 7, 1995) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of an equity security of the resulting institution. This limitation did not apply to the purchase of shares by purchase of Bank Common Stock by the Mutual Holding Company. In the event shares were acquired in violation of this section, all shares beneficially owned by any person in excess of ten percent would be considered "excess shares" and could not be counted as shares entitled to vote and nor be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision will be removed prior to the consummation of the Conversion and Reorganization to enable the Company to acquire 100% of the stock of the Bank as part of the Conversion and Reorganization. Following the Conversion and Reorganization, this provision will not be required because the Bank will be a wholly-owned subsidiary of the Company.

         Liquidation Account. In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank or the Company above that amount.

         The Bank's charter will be amended to establish a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (i) $17.85 million, which is equal to 100% of the retained earnings of the Bank as of December 31, 1994, the date of the latest statement of financial condition contained in the final offering circular utilized in the Bank's initial public offering, or (ii) 70.15% of the Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion and Reorganization. As of the date of this Proxy Statement, the initial balance of the liquidation account would be approximately $19.19 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain a deposit account at the resulting institution, would be entitled, upon a complete liquidation prior to any payment to the Company as the sole stockholder. See also "The Conversion and Reorganization - Effects of the Conversion and Reorganization -- Effect on Liquidation Rights" in the Prospectus.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

         General. As a result of the Conversion and Reorganization, holders of the Bank Common Stock will become, subject to the Exchange Ratio, stockholders of the Company, a Delaware corporation. There are certain differences in stockholder rights arising from distinctions between the Bank's current federal stock charter ("Charter") and bylaws ("Bank Bylaws") and the Certificate of Incorporation ("Certificate") and bylaws of the Company ("Company Bylaws") and from distinctions between laws with respect to federally chartered savings associations and Delaware law.

         The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Charter and Bank Bylaws, the Certificate and Company Bylaws, the Code of Federal Regulations, and the Delaware General Corporation Law ("DGCL").

         Authorized Capital Stock. The Company's authorized capital stock consists of 10,000,000 shares of common stock, $0.10 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), whereas the Bank's authorized capital stock consists of 8,000,000 shares of common stock and 2,000,000 shares of preferred stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plan for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans. See "Management of the Company - Proposed Future Stock Benefit Plans" and "Management of the Bank - Certain Benefits."

         Restrictions on Capital Stock Ownership. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Bank Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

         Voting Rights. Stockholders of the Bank currently may not cumulate votes in elections of directors. The Certificate also prohibits cumulative voting rights. Elimination of cumulative voting helps to ensure the continuity and stability of both the Company's and the Bank's Boards of Directors, and the policies adopted by each, by possibly delaying, deterring or discouraging proxy contests.

         The Charter does not contain any specification of or limitation on the circumstances under which separate class voting rights may be provided to a particular class or series of Bank Preferred Stock.

         The Certificate provides that there will be, in addition to the affirmative vote required for certain business combinations, a class vote of the holders of any class or series of stock as otherwise required by law, the Certificate, a resolution of the board of directors providing for the issuance of a class or series of stock, or any agreement between the Company and a national securities exchange or national securities quotation system. Further, the DGCL requires a class vote in addition to the vote of all shareholders for an amendment to the Certificate if the amendment would increase or decrease the aggregate number of authorized shares, effect an exchange, reclassification or cancellation of all or part of the shares of a class, create a new class of shares or influence distributions to shareholders by increasing the rights, preferences or number of shares of an existing class. Delaware law also requires separate voting by voting groups for plans involving mergers and share exchanges, if such plans contain a provision that, if contained in an amendment to the Certificate, would require the action of one or more voting groups as described above.

         For  additional   information   relating  to  voting  rights,   see  "-
Limitations on Acquisitions of Voting Stock and Voting Rights" below.

         Payments of Dividends. The ability of the Bank to pay dividends on its capital stock is restricted by OTS regulations and by tax considerations related to savings and loan associations such as the Bank.

See "Regulation - Regulation of the Bank - Dividend and Other Capital Distribution Limitations" and "Federal and State Taxation." Although the Company is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

         The DGCL generally provides that, subject to any restrictions in the certificate of incorporation, a corporation may make distributions to its stockholders, provided that no distribution may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the ordinary course of business.

         Board of Directors. The Bank Bylaws require the Board of Directors of the Bank to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. The Certificate also requires that the Board of Directors of the Company be divided into three classes. The members of each class shall be elected for a term of three years and until their successors are elected and qualified.

         Under the Bank Bylaws, any vacancies in the Board of Directors of the Bank may be filled by the affirmative vote of a majority of the remaining directors even if less than a quorum of the Board of Directors remains. The Certificate requires that any vacancies on the Board of Directors of the Company be filled by a vote of two-thirds of the directors then in office, whether or not a quorum. Persons elected by the directors of the Bank to fill vacancies may only serve until the next annual meeting of stockholders whereas persons elected to vacancies on the Company's Board of Directors may serve until the annual meeting of stockholders at which the term of the class, to which the absent director had been elected, expires.

         Under the Bank Bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares, provided that if less than the entire Board is to be removed, none of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a member. The Certificate provides that any director of the Company may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders.

         Limitations on Liability. The Certificate provides that directors of the Company shall have no liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision will not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in the DGCL pertaining to unlawful distributions, or (iv) for any transaction from which a director derived an improper personal benefit.

         The provision limiting the personal liability of the Company's directors for monetary damages for breach of fiduciary duty does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the extent permitted by the DGCL. Moreover, it applies only to claims against a director arising out of the director's role as a director, it currently does not apply to claims arising out of a director's role as an officer (if such director is also an officer) or arising out of any other capacity in which a director serves because the DGCL does not authorize such a limitation of liability.

         The SEC takes the position that similar provisions limiting the liability of directors under state laws would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

         Currently, federal law does not permit federally chartered savings banks such as Guaranty Federal to limit the personal liability of directors in the manner provided by the DGCL and the laws of many other states.

         Indemnification of Directors, Officer, Employees, Fiduciaries and Agents. The Charter and Bank Bylaws do not contain any provision relating to indemnification of directors and officers of the Bank. Under present OTS regulations, however, the Bank must indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgement on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgement against such person or final judgement other than on the merits, if a majority of the disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its stockholders. The Bank also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of the disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, the Bank is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

         The Certificate provides that the Company must indemnify any Company director, officer, or employee and any person who serves or served at the Company's request at another corporation or other enterprise who was or is a party or is threatened to be made a party to any threatened, pending, or completed suit, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, if that person is successful on the merits or otherwise; or that the person acted in good faith in the transaction which is the subject of the suit or action, and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification results in the payment to the person of expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit. If these provisions were to be declared invalid, the Company would seek to indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by applicable law.

         If Delaware law is amended to permit further indemnification of the directors, officers, employees and agents of the Corporation, then the Company will indemnify such persons to the fullest extent permitted by Delaware law, as so amended.

         Special Meeting of Stockholders. The Charter provides that special meetings of the stockholders of the Bank may be called only upon the direction of the Board of Directors. The Certificate contains a provision pursuant to which special meetings of stockholders of the Company may be called only by the board of the directors of the Company, or by a committee of the Board of Directors whose powers include the power and authority to call special meetings. Shareholders are prohibited from calling special meetings except as required by Delaware law.

         Stockholder Nominations and Proposals. The Bank Bylaws generally provide that stockholders may submit nominations for election at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing such in writing with the Bank at least five days before the date of any such meeting.

         The Certificate provides that all nominations for election to the Board of Directors of the Company and proposals for any new business, other than those made by the Board or a committee thereof, can only be made by a stockholder who has complied with detailed requirements concerning timing and information that must be provided as enumerated in the Certificate.

         The procedures regarding stockholder proposals and nominations are intended to provide the Board of Directors of the Company with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in the best interests of the Company or its stockholders.

         Stockholder Action Without a Meeting. The Bank Bylaws provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The Certificate prohibits the taking of action without a meeting.

         Stockholder's Right to Examine Books and Records. A federal regulation which is applicable to the Bank provides that stockholders may inspect and copy specified books and records of a federally chartered savings association after proper written notice for a proper purpose. The DGCL provides that any stockholder may inspect books and records for any reasonable and proper purpose upon written demand stating the purpose of the inspection. Each Delaware corporation must provide shareholders access to certain books and records upon five days written notice.

         Limitations on Acquisitions of Voting Stock and Voting Rights. The Certificate provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from completion of the Conversion and Reorganization, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. A beneficial holder submitting a proxy or proxies totalling more than 10% of the then outstanding shares of Common Stock will be able to vote in the following manner: the number of votes which may be cast by such a beneficial owner shall be a number equal to the total number of votes that a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned and owned of record by such beneficial owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such beneficial owner. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the Common Stock is to (1) require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion and Reorganization more than 10% of the Common Stock is beneficially owned by a person) and (2) at any time, limit the vote on Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level. Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if such person has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The Certificate further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         The foregoing restrictions do not apply to any tax-qualified defined benefit plan or defined contribution plan of the Company or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Company if such acquisition has been approved by a majority of the Continuing Directors, as defined in the Certificate.

         Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of the Board of Directors of the Bank and the holders of two-thirds of the outstanding stock of the Bank entitled to vote thereon for mergers, consolidations and sales of all or substantially all of the Bank's assets. Such regulation permits the Bank to merge with another corporation without obtaining the approval of its stockholders if: (i) it does not involve an interim savings association; (ii) the Charter is not changed; (iii) each share of the Bank Common Stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of the Bank after such effective date; and (iv) either: (A) no shares of voting stock of the Bank and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of the Bank to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of the Bank outstanding immediately prior to the effective date of the transaction.

         The DGCL requires that the Board of Directors of the Company must adopt a plan of merger or share exchange or approve any sale, lease, exchange or other disposition of all or substantially all of the Company's property. The Board may also condition the effectiveness of the plan or disposition of assets on any basis, including requiring a supermajority vote. Separate voting by voting groups is required under the DGCL for certain plans. See "Comparison of Stockholder's Rights - Voting Rights."

         In addition to the provisions of Delaware law, the Certificate requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock, and a majority of such shares not including shares deemed beneficially owned by a "Principal Shareholder" to approve certain "Business Combinations." The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. The Certificate requires the approval of the stockholders in accordance with the increased voting requirements in connection with any such transactions except in cases where the proposed transaction had been approved in advance by at least two-thirds of the Company's "Continuing Directors" (generally, those members of the Company's Board of Directors who are not affiliated with the Principal Shareholder and were directors before the Principal Shareholder became a Principal Shareholder). These provisions of the

Certificate apply to a "Business Combination" which generally is defined to include (i) any merger or consolidation of the Company with or into a Principal Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial part of the assets of the Company or of a subsidiary to a Principal Shareholder (the term "substantial part" is defined to include more than 25% of the Company's total assets); (iii) any merger or consolidation of a Principal Shareholder with or into the Company or a subsidiary; (iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial part of the assets of a Principal Shareholder to the Company or a subsidiary; (v) the issuance of any securities of the Company or a subsidiary to a Principal Shareholder; (vii) any reclassification of the Common Stock, or any recapitalization involving the Common Stock; and (viii) an agreement, contract or other arrangement providing for any of the foregoing transactions.

         Neither the Charter and Bank Bylaws nor federal laws and regulations contain a provision which restricts business combinations between the Bank and Principal Shareholders in the manner set forth in the Certificate.

         Dissenters' Rights of Appraisal. A federal regulation which is applicable to the Bank generally provides that a stockholder of a federally chartered savings association which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such association payment of the fair or appraised value of his or her stock in the association, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings association with stock which is listed on a national securities exchange or quoted on The Nasdaq Stock Market are not entitled to dissenters' rights in connection with a merger involving such savings association if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on The Nasdaq Stock Market or any combination of such shares of stock and cash.

         After the Conversion and Reorganization, the right of appraisal of dissenting stockholders of the Company will be governed by the DGCL. Pursuant thereto, a stockholder of a Delaware corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if as of the record date fixed to determine the stockholders entitled to receive notice to and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or traded on the Nasdaq National Market or a similar market.

         Amendment of Governing Instruments. No amendment of the Charter may be made unless it is first proposed by the Board of Directors of the Bank, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Article XX of the Certificate generally provides that the Certificate may be amended as permitted by Delaware law, except that any amendment to certain sections must be approved by the affirmative vote of the holders of not less than 80% of the voting power of the Company entitled to vote thereon.

         The Bank Bylaws may be amended by a majority vote of the full Board of Directors of the Bank or by a majority vote of the votes cast by the stockholders of the Bank at any legal meeting. The Company Bylaws may only be amended by a vote of a majority of the Board of Directors or by the vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

Additional   Anti-takeover   Provisions   in  the   Company's   Certificate   of
Incorporation.

         Although the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after the Conversion and Reorganization, the Boards of Directors, as discussed below, believe it is appropriate to include certain provisions in the Certificate to protect the interests of the Company and its stockholders from takeovers that the Board of Directors of the Company might conclude are not in the best interests of the Bank, the Company, or the Company's stockholders.

Provisions of the Certificate of Incorporation and the Bylaws of the Company

         The following discussion is a summary of certain material provisions of the Certificate and Company Bylaws and certain other agreements and regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Certificate and Company Bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS or the Company's Registration Statement filed with the SEC. See "Additional Information."

         Limitations on Voting Rights. The Certificate provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from completion of the Conversion and Reorganization, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. The Certificate further provides that the Limit may be amended upon the vote of 80% of the outstanding shares of voting stock. See also "- Comparison of Stockholder Rights Limitations on Acquisitions of Voting Stock and Voting Rights."

         Election of Directors. Certain provisions of the Certificate and Company Bylaws will impede changes in majority control of the Board of Directors. The Certificate provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Certificate and Company Bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Furthermore, the Company Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. See "Comparison of Stockholders' Rights - Board of Directors."

         The Certificate provides that a director may only be removed for cause by the affirmative vote of not less than 80% of the outstanding shares eligible to vote.

         Restriction on Call of Special Meetings. The Certificate provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors, or a Committee of the Board or other person so empowered by the Company Bylaws. The Certificate also provides that any action required or permitted to be taken by the stockholders of the Company may be taken at an annual or special meeting. Stockholder action by written consent in lieu of a meeting is prohibited.

         Absence of Cumulative Voting. The Certificate provides that there shall be no cumulative voting rights in the election of directors.

         Authorized Shares. The Certificate authorizes the issuance of 10,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

         Procedures for Certain Business Combinations. The Certificate prohibits the Company from engaging in or entering into certain Business Combinations with any Principal Shareholder or any affiliates of the Principal Shareholder unless the proposed transaction has been approved in advance by the Company's Continuing Directors. See "Comparison of Stockholders' Rights - Mergers, Consolidations and Sales of Assets."

         Amendment to Certificate and Company Bylaws. Amendments to the Certificate must be approved by a majority vote of the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the Common Stock; number, classification, election and removal of directors; amendment of the Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing) in the Certificate.

         The Company Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of a majority of the shares of the voting stock of the Company, provided, however, that at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders is required to amend or repeal provisions relating to election and removal of directors, director liability, certain business combinations and amendments to provisions relating to the foregoing in the Company Bylaws.

         Purpose and Takeover Defensive Effects of the Certificate and Company Bylaws. An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

         The Boards of Directors of Guaranty Federal and the Company believe that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the proceeds of the Offerings into productive assets during the initial period after the Conversion and Reorganization. The Boards of Directors believe these provisions are in the best interests of the Bank, the Company, and the stockholders. In the judgment of the Boards of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate effectively for what may be in the best interests of its stockholders. Accordingly, the Boards of Directors of Guaranty Federal and the Company believe that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Boards of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to acquire financial institutions and their holding companies have become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors of the Company present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         Despite the belief of the Bank and the Company as to the benefits to stockholders of these provisions of the Certificate and Company Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult. The Boards of Directors of the Bank and the Company, however, believe that the potential benefits outweigh the possible disadvantages.

Other Restrictions on Acquisitions of Stock

         A federal regulation prohibits any person prior to the completion of a mutual-to-stock conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a mutual-to-stock conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following the mutual-to-stock conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted entity if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

         Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term
"savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

         Federal regulations require that, prior to obtaining control of an insured institution or its holding company, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, as defined under federal law, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances that would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

Effect of Employment Agreements and Stock Benefit Plans

         The Bank intends to enter into an employment agreement with President James E. Haseltine that provides for payments in the event of termination of employment following a change in control, as defined in the agreement, of 2.99 times the five year average compensation paid to Mr. Haseltine. In addition, the Bank intends to enter into employment agreements with eight other officers that provide for payments in the event of termination of employment following a change in control, as defined in the agreements. At June 30, 1997, such payments, in the aggregate, would have totaled approximately $1.2 million, rendering an acquisition, followed by termination of their employment, more expensive to a possible acquiror as a result of these agreements. See
"Management of the Bank - Executive Compensation - Employment Agreements." Furthermore, upon completion of the Conversion and Reorganization, the Company intends to adopt stock benefit plans which provide that all awards will vest upon such change-in-control provided OTS regulations in effect at that time permit such accelerated vesting. See "Management of the Company - Proposed Future Stock Benefit Plans."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PLAN. NOT VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PLAN. VOTING FOR THE PLAN WILL NOT OBLIGATE ANY VOTER TO PURCHASE ANY SHARES OF COMPANY COMMON STOCK. SHARES OF COMPANY COMMON STOCK ARE BEING OFFERED ONLY BY THE PROSPECTUS, WHICH IS INCORPORATED BY REFERENCE HERETO.

                             ADDITIONAL INFORMATION

         The information contained in the accompanying Prospectus, including a more detailed description of the Plan, certain financial statements of the Bank and the Company, a description of the capitalization, business, the directors and officers of the Company, the Bank and the Mutual Holding Company, and the compensation and other benefits of directors and officers, the anticipated use of the net proceeds from the sale of the Company Common Stock and a description of the Company Common Stock, is intended to help you evaluate the Conversion and Reorganization and is incorporated herein by reference.

         Public  Stockholders whose shares are held in street name may obtain an
order  form  and   instructions  for  the  purchase  of  shares  in  the  Public
Stockholders Offering by contacting our Stock Center at (417) 881-0628.

         The Plan is attached hereto as Exhibit 1. The Certificate and Company Bylaws are available at no cost by contacting the Bank at (417) 889-2494, stopping by any Bank office or writing to the Corporate Secretary at 1341 W. Battlefield, Springfield, Missouri 65807. Adoption of the Plan by the Members authorizes the Board of Directors of the Mutual Holding Company, to amend or terminate the Plan. All statements made in this document are hereby qualified by the contents of such documents as set forth above.

         All persons eligible to vote at the Special Meeting should review both this Proxy Statement and the accompanying Prospectus carefully. However, no person is obligated to purchase any Company Common Stock.

         YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY STATEMENT AND THE PROSPECTUS AND URGES YOU TO VOTE. NO PERSON WILL BE OBLIGATED TO ORDER ANY COMPANY COMMON STOCK.

         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMPANY COMMON STOCK. THE OFFER WILL BE MADE ONLY BY MEANS OF THE PROSPECTUS MEETING THE REQUIREMENTS OF SECTION 10 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES PROMULGATED THEREUNDER AND ACCOMPANIED BY AN ORDER FORM.

                                  STOCK CENTER:

                                 (417) 881-0628

                                                                       Exhibit 1


                             Plan of Conversion of
                      Guaranty Federal Bancshares, M.H.C.
                                      and
                      Agreement and Plan of Reorganization
                                    between
                      Guaranty Federal Bancshares, M.H.C.
                                      and
                         Guaranty Federal Savings Bank
                                   as amended

                       (previously filed as exhibit 2 to
                        Pre-effective amendment No. 1 to
                                   Form S-1)

                          GUARANTY FEDERAL SAVINGS BANK

                              FEDERAL STOCK CHARTER

         Section 1. Corporate Title. The full corporate title of the savings bank is Guaranty Federal Savings Bank (the "Savings Bank").

         Section 2. Office. The home office shall be located in the City of Springfield, County of Greene, State of Missouri.

         Section 3.  Duration.  The duration of the savings bank is perpetual.

         Section 4. Purpose and Powers. The purpose of the savings bank is to pursue any or all of the lawful objectives of a Federal savings bank chartered under section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         Section 5. Capital Stock. The total number of shares of all classes of capital stock that the Savings Bank has the authority to issue is 10,000,000, of which 8,000,000 shall be common stock of par value of $1.00 per share and of which 2,000,000 shares shall be serial preferred stock of par value $1.00 per share. The shares may be issued from time to time as authorized by the board of directors without the approval of its stockholders, except as otherwise provided in this section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Savings Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Savings Bank), labor, or services actually performed for the Savings Bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Savings Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the Savings Bank that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         Except for shares issued in the initial organization of the Savings Bank or in connection with the conversion of the Savings Bank from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Savings Bank other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Nothing contained in this section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share: Provided, That this restriction on voting separately by class or series shall not apply:

      (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

     (ii) To any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Savings Bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Savings Bank if the preferred stock is exchanged for securities of such other corporation:
                  Provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation or the Resolution Trust Corporation;

    (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Savings Bank in a merger or consolidation for the Savings Bank, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the Savings Bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common Stock. Except as provided in this section 5 (or in any supplementary sections thereto) the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

         In the event of any liquidation, dissolution, or winding up of the Savings Bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Savings Bank available for distribution remaining after: (i) Payment or provisions for payment of the Savings Bank's debts and liabilities;
(ii) distributions or provisions for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Savings Bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         B. Preferred Stock. The Savings Bank may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

          (a) The distinctive serial designation and the number of shares constituting such series;

          (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

          (c) The voting powers, full or limited, if any, of shares of such series;

          (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

          (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Savings Bank;

          (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

          (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Savings Bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (h) The price or other consideration for which the shares of such series shall be issued; and

          (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the Savings Bank shall file with the Secretary to the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

         Section 6. Preemptive Rights. Holders of the capital stock of the Savings Bank shall not be entitled to preemptive rights with respect to any shares of the Savings Bank which may be issued.

         Section 7. Directors. The Savings Bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the Savings Bank's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Director of the Office or his or her delegate.

         Section 8. Certain Provisions Applicable for Five Years. Notwithstanding anything contained in the Savings Bank's charter or bylaws to the contrary, for a period of three years from April 1995, the following provisions shall apply:

         A. Cumulative Voting Limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

         B. Call for Special Meetings. Special meetings of stockholders relating to changes in control of the Savings Bank or amendments to its charter shall be called only upon direction of the board of directors.

         Section 9. Liquidation Account. Pursuant to the requirements of the Office's regulations (12 CFR Part 563b), the Savings Bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of the close of business on December 31, 1995 ("Eligible Account Holders") and its other savings account holders as of the close of business on September 30, 1997 ("Supplemental Eligible Account Holders"). In the event of a complete liquidation of the Savings Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each Eligible Account Holder's and Supplemental Eligible Account Holder's inchoate interest in the liquidation account, to the extent it is still in existence: Provided, That an Eligible Account Holder's or Supplemental Eligible Account Holder's inchoate interest in the liquidation account shall not entitle such Eligible Account Holder or Supplemental Eligible Account Holder to any voting rights at meetings of the Savings Bank's stockholders.

         Section 10. Amendment of Charter. Adoption of any preapproved charter amendment shall be effective after such preapproved amendment has been approved by the board of directors and by the stockholders by a majority of the total votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office. Any other amendment, addition, change, or repeal to or of the charter must be approved by the Office prior to approval by the stockholders at a legal meeting, and shall be effective upon filing with the Office in accordance with regulatory procedures.